UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     April 13, 2005

TEXAS INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-4887	75-0832210

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1341 W. Mockingbird Lane, Dallas, Texas		75247

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (972)647-6700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 13, 2005, Registrant’s Board of Directors amended the bylaws of Registrant as follows:

          Sections 2 and 3 have been amended to permit the time and place of annual meetings of stockholders to be determined by the board of directors.

          Section 6 has been amended to provide that the principal executive office of the corporation, rather than the City of Dallas, Texas, will be the location where a complete list of the stockholders entitled to vote at an election of directors shall be open for at least ten days prior to the election.

          Section 7 has been amended to provide that for business to be properly brought before a special meeting of stockholders by a stockholder, the corporation must have received written notice from the stockholder not later than the close of business on the seventh day following the day on which public announcement of the date of the special meeting is made, rather than on the seventh day following the date on which the notice of the date of such meeting is mailed to stockholders.

          Section 10 has been amended so the requirements for stockholders to notify the corporation of director nominations conforms to the requirements contained in Section 7 for stockholders to properly bring business before a meeting of the stockholders.

          Section 12 has been amended to add provisions that the President can call meetings of the board of directors, and that notice of meetings of the board of directors may be given by overnight delivery, fax or email in addition to delivery by U.S. mail.  In addition, the requirement for a quorum of the board of directors was increased from one-third to one-half of the directors.

          Section 14 has been amended to provide that the board of directors shall appoint the chairman of the board and the principal officers of the corporation.  The principal officers shall be a president, one or more vice presidents, a secretary, a treasurer and a controller.  In addition to the principal officers, the board of directors may from time to time appoint other officers as they may deem proper.  The board of directors may delegate to any principal officer the power to appoint, remove and determine the compensation of such other officers, subject to such ratification by the board of directors as may be required in any resolution delegating such authority to a principal officer.  In addition, the requirement that where the offices of president and secretary are held by the same person, then such person shall not hold any other office has been deleted.

          Section 15 has been amended so that it conforms with amended Section 14.

          Section 16 has been amended to provide that, in the absence of the chairman of the board, at all meetings of the stockholders the president shall preside, and at all meetings of the directors, the directors present shall elect one from their number to preside.  In addition, the provision that the President shall be the chief administrative officer of the corporation has been deleted.  This section formerly provided that the chairman of the executive committee would preside in the absence of the chairman of the board.

          Section 17 regarding the designation of an executive committee has been deleted, and the following sections renumbered accordingly.

          Section 17 (formerly Section 18) has been amended to make it clear that the board of directors may designate one or more committees, including an executive committee.  The amendment also provides that no committee shall be authorized to exercise the following powers:

(i)	fill vacancies in the Board,
(ii)	change the membership of or fill vacancies in any Committee,
(iii)	change the bylaws,
(iv)	declare dividends,
(v)	issue stock,
(vi)	approve, adopt or recommend to stockholders any action required to be submitted to stockholders for a vote.

          The amendment also clarifies that all committees are subject to provisions regarding the term of existence of committees, the board’s power to change the membership and fill vacancies in committees, committees’ right to appoint subcommittees and make rules for the conduct of their business, establishing quorums, and appointment of committee chairmen.

          Section 18 (formerly Section 19) has been amended to make it clear that the provisions of Section 18 only apply when the time or manner of giving a notice is not otherwise prescribed by the statutes or the certificate of incorporation or bylaws.

          Section 22 (formerly Section 23) has been amended to provide that issuance of a new stock certificate in place of a lost or destroyed certificate may be conditioned on requiring the owner of the lost or destroyed certificate to indemnify the corporation against any claim made against the corporation with respect to such certificate.

          Section 23 (formerly Section 24) has been amended to increase from fifty to sixty the number of days preceding the date of any meeting of stockholders or the date of payment of any dividend or the date for the allotment for rights or the date when any change or conversion or exchange of capital stock shall go into effect that the board of directors may close the stock transfer books of the corporation or set a record date.

          Section 27 (formerly Section 28) has been amended to provide that the corporation is permitted, rather than required, to purchase and maintain insurance against any liability asserted against persons specified in such section.

          Certain sections have also been amended in non-substantive ways, such as changing the word “shareholder” to “stockholder”, correcting punctuation or numbering and similar changes.

Item 9.01     Financial Statements and Exhibits

(c)                 Exhibits

3.1                 Bylaws of Registrant

Signature

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2005	By:	/s/ FREDERICK G. ANDERSON

Vice President and General Counsel

Exhibit Listing     3.1     Bylaws of Registrant